Exhibit 99.1

News Release

Contacts: Susan Szita Gore, Media (203) 837-2311 — susan_szita-gore@praxair.com Kelcey Hoyt, Investors (203) 837-2118 — kelcey_hoyt@praxair.com
PRAXAIR RECOMMENDS REJECTION OF MINI-TENDER OFFER BY TRC CAPITAL CORPORATION
DANBURY, Conn., May 5, 2011 — Praxair (NYSE: PX) has received notification of an unsolicited “mini-tender” offer by TRC Capital Corporation of Toronto to purchase shares of common stock of Praxair at $103.25, which was 4.5% below Praxair’s NYSE closing price on April 26, 2011, the day prior to the offer.
Praxair is not associated with this offer and does not endorse the offer. Praxair recommends against shareowners tendering their shares in response to TRC Capital’s unsolicited mini-tender offer.
Praxair understands that TRC has made numerous unsolicited mini-tender offers in the past for stock of other companies at a discount to the market price. Mini-tender offers, such as this one by TRC, are offers to acquire less than 5 percent of a company’s outstanding shares and therefore avoid many of the investor protections of the Federal Securities laws and rules of the Securities Exchange Commission (SEC).
The SEC has issued “Investor Tips” on mini-tender offers, which note that often in making the offers at below-market prices, “bidders are hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s advisory is available at www.sec.gov/investor/pubs/minitend.htm.
Praxair shareowners who have already tendered are advised that, as described in the TRC Capital’s Offer to Purchase document, they may withdraw their shares prior to the expiration of the offer which is currently scheduled at 12:01 AM New York City time on May 27, 2011.
Praxair encourages stockbrokers and dealers as well as other market participants to review the SEC’s recommendations on the dissemination of mini-tender offers. These recommendations are available at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.
     Praxair, Inc. is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2010 sales of $10 billion. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com
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